ACACIA COMMUNICATIONS APPOINTS LAURINDA PANG TO BOARD OF DIRECTORS

Maynard, Mass., June 3, 2019 (GLOBE NEWSWIRE) Acacia Communications, Inc. (NASDAQ:ACIA), a leading provider of high-speed coherent optical interconnect products, today announced the appointment of Laurinda Pang to the Company's Board of Directors and the resignation of Eric Swanson from the Company’s Board of Directors and Nominating and Corporate Governance Committee, all effective June 1, 2019. As a result of these changes, the Company’s Board of Directors will remain at eight members, six of whom have been determined by the Company’s Board of Directors to be independent.

“We would like to extend our sincere appreciation to Eric Swanson for nearly a decade of insight and contribution to the Acacia Board,” said Vincent Roche, Chairman of the Board. “Eric is a founding Board Member and has been with Acacia since 2009. He has been a valued member of the Acacia team given his extensive experience in the telecommunications and photonics industries and has significantly benefited the company. We are also pleased to welcome Laurinda Pang to Acacia’s Board of Directors. Laurinda’s extensive knowledge in the areas of corporate strategy and international operations, as well as her senior executive-level knowledge in managing complex workforce and other operational initiatives, including sales, marketing and communications, in a large-scale global environment make her an excellent addition to our Board.”

Ms. Pang currently serves as the president, international and global accounts management of CenturyLink, Inc., a global communications and IT services company. Prior to that, Ms. Pang served in increasingly senior roles at Level 3 Communications, Inc., a multinational telecommunications and Internet service provider company that was acquired by CenturyLink in November 2017, most recently as its regional president, North America and Asia Pacific. Ms. Pang also served in increasingly senior roles at Global Crossing Limited, prior to its acquisition by Level 3 Communications in 2011, most recently as its senior vice president, human resources.

Ms. Pang will serve as a Class II director, with an initial term expiring at Acacia’s 2021 Annual Meeting of Stockholders. In addition, the Board of Directors appointed Ms. Pang to the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors, effective upon the effectiveness of her appointment to the Board. Following Ms. Pang’s Committee appointments, the Compensation Committee is comprised of Stan Reiss (Chair), David Aldrich and Ms. Pang and the Nominating and Corporate Governance Committee is comprised of Peter Chung (Chair) and Ms. Pang, each of whom has been determined to be independent by the Company’s Board of Directors.

About Acacia Communications

Acacia Communications develops, manufactures and sells high-speed coherent optical interconnect products that are designed to transform communications networks through improvements in performance, capacity and cost. By implementing optical interconnect technology in a silicon-based platform, a process Acacia Communications refers to as the "siliconization of optical interconnect," Acacia Communications is able to offer products at higher speeds and density with lower power consumption, that meet the needs of cloud and service providers and can be easily integrated in a cost-effective manner with existing network equipment. www.acacia-inc.com.

SOURCE Acacia Communications, Inc.

For further information:

Investor Relations Contact:
Monica Gould
Office: (212) 871-3927
Email: IR@acacia-inc.com

Lindsay Savarese
Office: (212) 331-8417
Email: IR@acacia-inc.com

Public Relations Contact:
Kelly Karr
Office: (408) 718-9350
Email: PR@acacia-inc.com

The Acacia name and logo and the Acacia logo are registered trademarks of Acacia Communications, Inc. in the U.S.A. and other countries. All other trademarks mentioned herein are the property of their respective companies.